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Case No. CV94-06432

Dept. No. 5

         IN THE SECOND JUDICIAL DISTRICT COURT FOR THE STATE OF NEVADA

                       IN AND FOR THE COUNTY OF WASHOE

REW HOLT, an individual
and shareholder of
Magma Power Company,

           Plaintiff,

vs.                               ORDER GRANTING MOTION FOR ACCESS
                                  TO SHAREHOLDER INFORMATION

MAGMA POWER COMPANY, a
Nevada corporation

               Defendant.
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     Plaintiff having filed its Complaint to Compel Access to Shareholder List
Pursuant to NRS 78.105(3), and Plaintiff having filed its Motion to Compel Defendant to Provide Access to Shareholder Information, and supporting affidavits and memoranda, and the Court having entered an Order on October 14, 1994, providing that briefing on the Motion to Compel proceed on an expedited schedule, and Defendant having filed its Memorandum of Opposition to the Motion to Compel, and Plaintiff having filed its Reply to the Memorandum in Opposition, in accordance with the schedule ordered by the Court, and the Motion to Compel having been submitted to the Court for decision pursuant to the Court's October 14, 1994 Order, and good cause appearing therefor,
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     IT IS ORDERED:

     1. That Plaintiff's Motion To Compel Defendant To Provide Access To Shareholder Information is granted, the Court sending as reasons for such:

         (a) Plaintiff is a shareholder of Defendant and has been for more than six months prior to September 27, 1994;

         (b) On October 5, 1994, Plaintiff made a written request of Defendant pursuant to NRS 78.105(3) for access to the shareholder information hereinafter ordered to be provided;

         (c) On October 7, 1994, Defendant requested that Plaintiff provide an affidavit authorized by NRS 78.105(4) and Plaintiff immediately provided an affidavit complying with the requirements of NRS 78.105(4);

         (d) On October 12, 1994, Defendant refused Plaintiff's entire request for shareholder information;

         (e) California Energy Company, Inc. ("California Energy") has commenced a tender offer for a majority of the common stock of Defendant, to be followed by a proposed merger;

         (f) Plaintiff believes that acceptance of the tender offer is in the best interests of the Defendant, and of himself, as a shareholder of the Defendant;

         (g) Plaintiff wishes to provide the shareholder information to california Energy Company, Inc. so that California Energy Company, Inc. may solicit Defendant's shareholders for their votes in various ways in support of the tender offer and may otherwise communicate with Defendant's shareholders in respect to the tender offer of California Energy Company, Inc.;

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         (h) It would be in the proper business interest of the Plaintiff to communicate, and the shareholders of Defendant to receive, information from California Energy Company, Inc. respecting the tender offer and solicitations in support thereof, and to otherwise consider and act upon the tender offer and such solicitations;

         (i) The purpose for which Plaintiff seeks the shareholder information is a proper purpose;

         (j) Plaintiff is entitled to the shareholder information and their is no reason to delay providing such information, the tender offer and the practices of the market requiring prompt action in respect to the tender offer;

         (k)  Plaintiff does not have an adequate remedy at law;

         (l) The public interest will be served in requiring the furnishing of the shareholder information to Defendant's shareholders.

     2.  Defendant shall forthwith and without delay:

         i. Advise counsel for Plaintiff where the following described shareholder information is available; and

         ii. Permit Plaintiff and the agents and attorneys of Plaintiff to inspect and to copy:

         (a) a complete record or list of the Company's shareholders, certified by its transfer agent, showing the names and addresses of each shareholder and the member and class of shares of stock registered in the name of each such shareholder, as of the most recent data available;

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         (b)  a complete list of the participants in any employee benefit plan of the Company that owns the Company's shares, including the name and address of each participant and the number and class of shares owned by the participant, and a description of the voting and dispositive rights of the participants and/or any administrator or trustee of each such employee benefit plan;

         (c) a magnetic computer tape list of the Company's shareholders showing the names and addresses of each shareholder and number and class of shares registered in the name of each such shareholder as of the most recent data available, such computer processing data as is necessary for the undersigned to make use of such magnetic computer tape, and a printout of such magnetic computer tape for verification purposes;

         (d) a magnetic computer tape list of the participants in any employee benefit plan of the Company that owns the Company's shares, including the name and address of each participant and the number and class of shares owned by the participant as of the most recent date available, such computer processing data as is necessary for the undersigned to make use of such magnetic computer tape, and a printout of such magnetic computer tape for verification purposes;

         (e) all daily transfer sheets showing changes in the list of the Company's shareholders referred to in paragraph (a) above, which are in or come into possession of the Company or its transfer agent from the data of such list to such date as California Energy communicate or withdraws its proposal to purchase

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     Defendant (the "Proposal Expiry Data"), which daily transfer sheets should be provided on a weekly basis;

         (f) all information in or which comes into the Company's possession or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees concerning the names, addresses and number of shares held by the participating brokers and banks named in the individual nominee of Cede & Co., Kray & Co., Philadep, DLJ and any other or similar nominees;

         (g) all information in or which comes into the Company's possession or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees relating to the names of the non-objecting beneficial owners of the Company's stock ("NOBOS") in the format of a printout in descending order balance;

         (h) a stop list or stop lists relating to any shares of stock of the Company as of the date of the list referred to in paragraph (a) above; and

         (i) all information requested in paragraphs (a), (b), (c), (d), (f) and (g) as of the Record Data (as the same may be determined) of that certain request solicitation of the Company's shareholders, preliminary materials as to which California Energy has filed with the Securities and Exchange Commission;

         (j) all modifications or additions to or deletions from any and all records referred to in paragraphs (a) through (i) above from the data of the list referred to in paragraph (a) above to the Proposal Expiry Data (as defined herein) as such

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      modifications, additions or deletions become available to the Company or its agents or representatives.

     3. Plaintiff shall, after the foregoing shareholder information has been fully supplied, pay Defendant the reasonable costs incurred by Defendant in furnishing such shareholder information. Any dispute in this respect shall be resolved by the Court upon motion of either party made after the shareholder information has been fully supplied.

     4. This is a final order and judgment, granting final relief on the basis of plaintiff's right to the relief set forth herein, pursuant to NRS 78.105.

     Dated this 25th day of October, 1994

                                               Mark Handelman
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                                                       District Judge

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